As filed with the Securities and Exchange
		     Commission on May 23, 2005


               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549
                            FORM S-8
                     REGISTRATION STATEMENT
                            UNDER THE
                     SECURITIES ACT OF 1933

                  YUKON GOLD CORPORATION, INC.
         (name of small business issuer in its charter)


    		 DELAWARE   		        98-0413063
	  (State or other jurisdiction    (I.R.S. Employer
	   of incorporation or	        Identification No.)
            organization)

                  YUKON GOLD CORPORATION, INC.
                         347 Bay Street
                            Suite 408
                    Toronto, Ontario M5H 2R7
                     Telephone: 416-865-9930
                     Facsimile: 416-865-1250
             (Name, address, including zip code, and
                   telephone number, including
                area code, of agent for service)

                  Copies of communications to:

                       Jonathan H. Gardner
                      Kavinoky & Cook, LLP
                 726 Exchange Street; Suite 800
                     Buffalo, New York 14210


CALCULATION OF REGISTRATION FEE:

Title Of       Proposed    Maximum     Maximum     Amount of
Securities To  Amount to   offering    aggregate   Registration
Be Registered  be          price per   offering    Fee
               registered  share (2)   price (2)
               (1)

Common Stock,  3,300,000   $0.85       $2,970,000  $330.15
Par Value
$0.0001 per
Share

(1) Represent the shares of common stock reserved for issuance pursuant to options available for grant under the Registrant's 2003 Stock Option Plan (the "Plan"), which shares are part of the 5,000,000 total authorized shares that may be issued pursuant to the Plan.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, based upon the average of the high and low bid price of the common stock on the Over-The
Counter Bulletin Board on May19, 2005.

                             PART I

      INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

                        EXPLANATORY NOTE

As permitted by the rules of the Securities and Exchange Commission, this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this Registration Statement as required by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended. Such documents are not being filed with the Securities and Exchange Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of such Act.

                             PART II

       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


        ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.


The following documents, as filed with the Securities and Exchange Commission (the "Commission") by Yukon Gold Corporation,
Inc., a Delaware corporation (the "Registrant"), pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are hereby incorporated by reference:

1. The Registrant's Annual Report on Form 10-KSB for the fiscal year ended April 30, 2004;

2. The Registrant's Quarterly Reports on Form 10-QSB for the fiscal quarters ended January 31, 2005 and October 31, 2004;

3.   The Registrant's Current Reports on Form 8-K filed on April
     27, 2005, March 8, 2005, January 7, 2005 and December 22,
     2004

4. All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the fiscal year covered by the annual report referred to in (1) above; and

5. The description of our common stock contained in our registration statement filed under the Exchange Act registering such common stock under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall hereby be deemed to be incorporated by reference in and to be a part of this Registration Statement by reference from the date of filing of such documents. Any statement contained herein or in a document or report incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this registration statement.

ITEM 4. DESCRIPTION OF SECURITIES.

The Registrant's authorized capital stock consists of 50,000,000 shares of common stock having a par value of $0.0001 per share. There is no cumulative voting for the election of directors. There are no preemptive rights to purchase shares. The holders of shares of common stock are entitled to dividends, out of funds legally available therefore, when and as declared by the Board of Directors. Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters presented to the shareholders for a vote. In the event of liquidation, dissolution or winding up of our affairs, holders are entitled to receive, ratably, our net assets available to shareholders after payment of all creditors. All of our issued and outstanding shares of common stock are duly authorized, validly issued, fully paid, and non-assessable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not Applicable

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant's by-laws indemnify each person (including the heirs, executors, administrators, or estate of such person) who is or was a director or officer of the registrant to the fullest extent permitted or authorized by current or future legislation or judicial or administrative decision against all fines, liabilities, costs and expenses, including attorney's fees, arising out of his or her status as a director, officer, agent, employee or representative. The foregoing right of indemnification is not exclusive of other rights to which an indemnified party may be entitled. The Registrant may maintain directors and officers liability insurance, at its expense, to cover such exposure.

Costs, charges, and expenses (including attorney's fees) incurred by a person referred to above in defending a civil or criminal proceeding shall be paid by the Registrant in advance of the final disposition thereof upon receipt of an undertaking to repay such amounts advanced if it is ultimately determined that the person is not entitled to be indemnified by the Registrant.

If such indemnification or any portion of it is invalidated on any ground by a court of competent jurisdiction, the Registrant will indemnify each person described above to the fullest extent permitted by all portions of this indemnification that have not been invalidated and to the fullest extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, be advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable

ITEM 8. EXHIBITS

3.1      Registrant's Articles of Incorporation*
3.2      Registrant's Bylaws*
4.1      Yukon Gold Corporation, Inc. 2003 Stock Option Plan*
4.2      Form of Stock Option Certificate
5.1 Opinion of Kavinoky Cook LLP as to the legality of the securities being registered
23.1     Consent of Kavinoky Cook LLP (included in Exhibit 5.1)
23.2     Consent of Schwartz Levitsky Feldman llp dated May 19,
         2005.


* Previously filed with the Registrant's Form SB-2 Registration
Statement filed on March 12, 2004.


ITEM 9. UNDERTAKINGS

(a)  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
Statement:

          (i)  To include any prospectus required by Section
10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decease in the volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of the Registrant of expenses incurred or paid by the director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toronto, Ontario, Canada, on May 19, 2005.



    By:  /s/ Warren Holmes
             Warren Holmes
             Director, Chairman & CEO


In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE                 TITLE                    DATE



/s/ Warren Holmes    Chairman of the Board    May 19, 2005
    Warren Holmes    and Chief Executive
                     Officer



/s/ Ken Hill
    Ken Hill         Director                 May 19, 2005



/s/ Rene Galipeau    Chief Financial May 19, 2005
    Rene Galipeau    Officer, Director

/s/ Richard Ewing
    Richard Ewing    Director                 May 19, 2005



/s/ Howard Barth     Director                 May 19, 2005
    Howard Barth

                                              Exhibit 4.2
                                                   [DATE]

[NAME]
[ADDRESS]


                    Stock Option Certificate


Dear ___________:

1. Reference is made to the 2003 Stock Option Plan (the "Plan") of Yukon Gold Corporation, Inc. (the "Corporation"), a copy of which is attached as Schedule "A".

2. This letter is to advise that in a motion of the board of directors of the Corporation dated December 15, 2004 they approved the granting of options to you, to purchase [_______] common shares in the capital of the Corporation (the "Options") on the following terms:


  (1) The Options are exercisable at a price of US$[_____] per common share.

  (2) These Options shall vest at the rate of 1/24th of the total options granted (the Vested Portion) on the first of each month during the term.

  (3) The Vested Portion of the Options may be exercised in whole or in part from time to time up to but not later than two years from the date of this Stock Option Certificate on which date your Options, unless earlier terminated in accordance with the terms of the Plan, shall terminate.

  (4) The terms and conditions of the Plan are deemed to be incorporated herein.

  (5) All purchases of shares shall be paid for by certified check or the equivalent thereof acceptable to the Corporation. No share certificates shall be delivered until payment for such shares has been made in full.

                  YUKON GOLD CORPORATION, INC.

       347 Bay Street, Suite 408, Toronto, Ontario M5H 2R7
        Telephone (416) 865-9790 Facsimile (416) 865-1250
                  U.S. Toll Free 1-800-295-0671



3. Please indicate in the space below if you agree to accept the grant of the Options. Please note that acceptance does not constitute an exercise of the Options. The Options must be exercised in accordance with section 5.3 of the Plan.


                                 Yukon Gold Corporation, Inc.



                                 By:
                                       Secretary

I hereby desire to accept the above Options and agree to the terms and the covenants hereinbefore set forth including the terms of the Plan.




                                   [Signature of Participant]
                                   [NAME]

                                                  Exhibit 5.1

			KAVINOKY COOK LLP
		  726 Exchange Street, Suite 800
		    Buffalo, New York  14210
			 716-845-6000



                          May 19, 2005





Yukon Gold Corporation, Inc.
347 Bay Street
Suite 408
Toronto, Ontario M5H 2R7 Canada

Gentlemen:

     We have acted as counsel to Yukon Gold Corporation, Inc., a Delaware corporation (the "Company"), in connection with the registration of shares of its common stock of the Company on Form
S-8 (the "Registration Statement").

      The opinions set forth in this letter, whether or not qualified by the phrase "to our knowledge," are subject to the following qualifications, limitations and exceptions, and are based solely on our review, as submitted to us, of the following:

  A. The following certificates and organizational documents of the Company:

   1.   Certificate of Incorporation of the Company dated May 31,
        2000, with filing receipt issued by the Delaware Secretary of State dated May 31, 2000, under the name "RealDarts
        International, Inc.";

   2. A Certificate of Amendment to the Certificate of Incorporation of the Company dated August 3, 2000, filed on August 4, 2000 with the Delaware Secretary of State, which changed the name of the Company to "Optima 2000, Inc.";
   3. A Certificate of Amendment to the Certificate of Incorporation of the Company dated August 28, 2000, filed on August 29, 2000, which changed the name of the Company to "Optima International, Inc.";

   4. A Certificate of Amendment to the Certificate of Incorporation of the Company dated August 28,2000, filed with the Delaware Secretary of State on September 27, 2000, which changed the name of the Company to "Optima Global Corporation";

   5. A Certificate of Merger dated February 2, 2001 and filed with the Delaware Secretary of State on February 5, 2001, in which the Company is the surviving corporation;

   6. Articles of Merger filed with the Florida Secretary of State dated February 5, 2001 together with the Plan of Merger annexed thereto, in which the Company is the surviving corporation;

   7. A Certificate of Amendment to the Certificate of Incorporation of the Company dated November 20, 2002, filed with the Delaware Secretary of State on November 27, 2002, changing the name of the Company to "Take-4, Inc.";

   8.   A Certificate for Renewal and Revival of Charter of the
        Company, dated October 29, 2003 and filed with the Delaware Secretary of State on October 29, 2003;

   9. A Certificate of Amendment to the Certificate of Incorporation of the Company dated October 27, 2003, filed with the Delaware Secretary of State on October 29, 2003, changing the name of the Company to "Yukon Gold Corporation, Inc.";

   10.  By-Laws of the Company adopted as of February 2, 2002;

   11. The Certificate of the Secretary of State of Delaware dated May 14, 2004, certifying that the Company is a corporation in good standing;

   12. The Minute Book of the Company as submitted to us by the Company; and

   13.  The 2003 Stock Option Plan of the Company (the "Plan").

  B. Such review of published sources of law as we have deemed necessary based solely upon our review of the items listed in subparagraph A above (such items being the "Reviewed
Documents").

      Other than our review of the Reviewed Documents and those files in our offices relative to matters with respect to which we have represented or represent the Company, we have made no inquiry or other investigation as to any factual matter.

     In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the accuracy and completeness of all public records reviewed. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon statements and representations of officers of the Company and others.

     We are members of the Bar of the State of New York and the opinions expressed herein concern only such provisions of the General Corporation Law of the State of Delaware, as currently in effect, as we have deemed relevant, including statutory provisions, all applicable provisions of the Delaware Constitution, as currently in effect, and reported judicial decisions interpreting those laws, as currently in effect.

      Subject to the qualifications, limitations and exceptions set forth in this letter, it is our opinion that the shares to be issued upon exercise of any options duly granted pursuant to the terms of the Plan have been duly and validly authorized and, when the Shares have been paid for in accordance with the terms of the Plan and certificates therefore have been duly executed and delivered, such Shares will be duly and validly issued, fully paid and non-assessable.

      We consent to the inclusion of this letter as an exhibit to the Company's Registration Statement and to the reference by the Company to our firm as legal counsel in the registration
Statement.


                         Very truly yours,

                         KAVINOKY COOK, LLP

                    By:  /s/Jonathan H. Gardner
                            Jonathan H. Gardner
                            For the Firm

                                                Exhibit 23.2


Schwartz Levitsky Feldman llp
CHARTERED ACCOUNTANTS
TORONTO, MONTREAL, OTTAWA





  CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



   We consent to the incorporation by reference in the Form S-8 Registration Statement of Yukon Gold Corporation, Inc. (the "Company"), of our report relating to the financial statements of the Company as of April 30, 2004 and 2003, which appear in the Annual Report to Stockholders on Form 10-KSB for the years ended April 30, 2004 and 2003.





   Toronto, Ontario, Canada    /s/Schwartz Levitsky Feldman llp
   May 19, 2005                   Chartered Accountants